925 East Meadow Drive Palo Alto California 94303 telephone 650 494 3700 facsimile 650 494 8743
www.essex.com

ESSEX ANNOUNCES CHANGES TO ITS EXECUTIVE MANAGEMENT TEAM

Palo Alto, California—May 6, 2015—Essex Property Trust, Inc. (NYSE:ESS) announced today that Michael Dance, the Company’s Chief Financial Officer, has announced his plans to retire on September 30, 2015, continuing in an advisory capacity until January 2016. Mr. Dance has been the Company’s Chief Financial Officer for the past 10 years.

The Board of Directors has appointed Angela Kleiman, the Company Senior Vice President of Portfolio Management to succeed Mr. Dance as the Company’s Chief Financial Officer, effective upon Mr. Dance’s retirement. Ms. Kleiman joined the Company in 2009 to lead its co-investment platform, which has grown substantially under her leadership to approximately $3 billion in apartment investments. Since that time she has assumed additional responsibilities such as leading the economic research, financial planning and analysis, and investor relations departments.

Before joining Essex, Ms. Kleiman had over 15 years of professional experience in REIT investment banking and investment management. She holds a M.B.A from Kellogg School of Management and a bachelor’s degree in economics from Northwestern University.

“Mike Dance led our finance and accounting groups through the great recession and into a period of exceptional growth. His stewardship of Company resources and refinement of finance strategy have contributed to the Company’s industry-leading results, and his contributions will be missed.” said Michael Schall, President and Chief Executive Officer of the Company. Mr. Schall continued, “Angela has demonstrated exceptional skill and leadership since she joined Essex six years ago. She has demonstrated excellent business judgment and strong management skills throughout her career, complementing her financial expertise and leadership abilities.”

In recognition of the extraordinary effort and leadership of other senior leaders, the Company has promoted John Burkart to Senior Executive Vice President of Asset Management, and John Eudy and Craig Zimmerman have been named Co-Chief Investment Officers in addition to their Executive Vice President title. Mr. Schall commented, "Messrs. Burkart, Eudy and Zimmerman have had an enormous impact on the success of the Company for more than 20 years. They exemplify and embrace the values and commitment that are necessary in this competitive and dynamic industry."

About Essex Property Trust, Inc.
Essex Property Trust, Inc., an S&P 500 company, is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast markets. Essex currently has ownership interests in 241 apartment communities with an additional 12 properties in various stages of active development or in the initial leasing phase. Additional information about Essex can be found on the Company’s web site at www.essex.com.

Contact Information
Barb Pak

Vice President of Finance & Investor Relations
(650) 494-3700
bpak@essex.com